Exhibit 10.22

KOPIN CORPORATION

STOCK OPTION AGREEMENT

UNDER THE KOPIN CORPORATION 2001 EQUITY INCENTIVE PLAN

AGREEMENT dated as of [            ] between Kopin Corporation, a Delaware corporation (the “Company”), and [                    ] (the “Optionee”).

1. Grant of Option. Pursuant to the Company’s Amended and Restated 2001 Equity Incentive Plan as attached hereto as Exhibit A (the “Plan”), the Company grants to the Optionee an option (the “Option”) to purchase from the Company all or any part of a total of [            ] ([            ]) shares (the “Optioned Shares”) of the Company’s common stock, par value $.01 per share (the “Stock”), at a price of [            ] per share. This Option is granted as [                    ].

2. Character of Option. Option’s issued are to be treated as a [“nonqualified stock option” or “incentive stock option”] within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

3. Duration of Option. This Option shall expire on the earlier of (a) [            ] and (b) the 90th day following the Optionee’s termination of employment (or consultancy) for any reason.

4. Exercise of Option. Until its expiration, this Option may be exercised, in the manner specified in Section 7 of the Plan, in those installments of Optioned Shares identified in the table below, in full or in part, within the exercise period set forth opposite each such installment; provided, however, that, after termination of the Optionee’s employment or consultancy this Option shall, until its expiration, be exercised only to the extent exercisable immediately prior to such termination.

Vested Shares:
Prior to the [ ] anniversary	[ ]% of Shares
of this Agreement

After the [ ] anniversary and	[ ]% of Shares
up to and including the [ ]
anniversary of this Agreement

After the [ ] anniversary	[ ]% of Shares
and up to and including the
[ ] anniversary of this
Agreement

After the [ ] anniversary	[ ]% of Shares
and up to and including the
[ ] anniversary of
this Agreement

After the [ ] anniversary	[ ]% of Shares
of this Agreement

5. Transfer of Options. This Option shall not be transferable except by will or the laws of descent and distribution, and, during the lifetime of the Optionee, may be exercised only by the Optionee, except as provided in Section 7 of the Plan.

6. Incorporation of Plan Terms. This Option is granted subject to all of the applicable terms and provisions of the Plan, including but not limited to the limitations on the Company’s obligation to deliver Optioned Shares upon exercise set forth in Section 9 (Settlement of Awards).

7. Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of the Optionee.

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date first above written.

KOPIN CORPORATION

By:		By:
	Chief Financial Officer		Optionee